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                          Exhibit 3 (a) 5

                      ARTICLES OF AMENDMENT
                      ---------------------
                               of
                               --
                  THE ARTICLES OF INCORPORATION
                  -----------------------------
                               of
                               --
                  FIRST LIBERTY FINANCIAL CORP.
                  -----------------------------




     Pursuant to Section 14-2-602 of the Georgia Business
Corporation Code, the Articles of Incorporation, as amended (the
"Articles of Incorporation"), of First Liberty Financial Corp. (the "corporation") are hereby amended according to these Articles of Amendment.


                               I.

     The name of the corporation is First Liberty Financial Corp.


                               II.

     Section 5 of the Articles of Incorporation authorizes the issuance by the corporation, as approved by its Board of Directors without the approval of its stockholders, of up to 5,000,000 shares of preferred stock, without par value, in one or more series, with the shares of each such series having such preferences, limitations and relative rights as may be determined by the Board of Directors and set forth in a supplementary section to the Articles of Incorporation. In accordnace with the provisions of Section 5 of the Articles of Incorporation, on June 22, 1994, August 24, 1994 and October 26, 1994, the Board of Directors of the corporation duly adopted an amendment to the Articles of Incorporation which added an Appendix B to the end of the Articles of Incorporation. The Amendment created a series of preferred stock, designated "Series B 6.00% Cumulative Convertible Preferred Stock," and established the preferences, limitations and relative rights thereof.


                              III.

     On June 28, 1995, the Board of Directors of the corporation duly adopted an amendment to said Appendix B to the Articles of Incorporation increasing the number of authorized shares of Series B 6.0% Cumulative Convertible Preferred Stock, which amendment is set forth in Article IV below. Pursuant to Section 14-2-602 of the Georgia Business Corporation Code, shareholder action was not required for the adoption of the amendment.

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
                               IV.

     Pursuant to Section 5 of the Articles of Incorporation,
Appendix B to the Articles of Incorporation hereby is amended by deleting the second sentence of Section 1, thereof in its entirety and substituting in lieu thereof the following:

     "The shares of such series shall be designated as Series B
6.0% Cumulative Convertible Preferred Stock (the "Series B
Preferred Stock"), and the number of shares constituting the Series B Preferred Stock shall be 350,000."

     IN WITNESS WHEREOF, the corporation has caused these Articles of Amendment to be executed by its President and its corporate seal to be hereunto affixed and to be attested by its Secretary, this 12th day of September, 1995.



                                   FIRST LIBERTY FINANCIAL CORP.



                                   By: Robert F. Hatcher
                                       ------------------------------
-----------------                      Robert F. Hatcher
                                       President and Chief
Executive Officer


[SEAL]

                                   ATTEST: Richard A. Hills, Jr.
-----------------                          --------------------------
                                           Richard A. Hills, Jr.
                                           Secretary
















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